SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13D


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                (Amendment No. 6)


                           COVANTA ENERGY CORPORATION
                                (Name of Issuer)


                Common Stock, $0.50 par value per share 22281N103
                  (Title of class of securities) (CUSIP number)


                            Gary K. Duberstein, Esq.
                             Greenway Partners, L.P.
                          909 Third Avenue, 30th Floor
                            New York, New York 10022
                                 (212) 350-5100
            (Name, address and telephone number of person authorized
                     to receive notices and communications)


                                December 17, 2002
             (Date of event which requires filing of this statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss. 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box [_].

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. Seess. 240.13d-7 for other parties to whom copies are to be sent.


                         (Continued on following pages)

                              (Page 1 of 17 pages)

----------------------------------------------------                    -----------------------------------------------
CUSIP No. 22281N103                                         13D                  Page 2 of 17 Pages
----------------------------------------------------                    -----------------------------------------------
------------------------    -------------------------------------------------------------------------------------------
1                           NAME OF REPORTING PERSON                               GREENWAY PARTNERS, L.P.
                            S.S. OR I.R.S. IDENTIFICATION NO.                      13-3714238
                            OF ABOVE PERSON
------------------------    -------------------------------------------------------------------------------------------
2                           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                            (a)    [x]
                                                                                                         (b)    [_]
------------------------    -------------------------------------------------------------------------------------------
3                           SEC USE ONLY
------------------------    -------------------------------------------------------------------------------------------
4                           SOURCE OF FUNDS:                                                  WC, OO
------------------------    -------------------------------------------------------------------------------------------
5                           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):
                            [_]
------------------------    -------------------------------------------------------------------------------------------
6                           CITIZENSHIP OR PLACE OF ORGANIZATION:                                      Delaware
------------------------    -------------------------------------------------------------------------------------------
       NUMBER OF            7                   SOLE VOTING POWER:                                 1,000,000
        SHARES
                            ----------------    -----------------------------------------------------------------------
     BENEFICIALLY           8                   SHARED VOTING POWER:                                   0
       OWNED BY
                            ----------------    -----------------------------------------------------------------------
         EACH               9                   SOLE DISPOSITIVE POWER:                            1,000,000
       REPORTING
                            ----------------    -----------------------------------------------------------------------
      PERSON WITH           10                  SHARED DISPOSITIVE POWER:                              0
------------------------    -------------------------------------------------------------------------------------------
11                          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                            PERSON:                                                               1,000,000
------------------------    -------------------------------------------------------------------------------------------
12                          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                            CERTAIN SHARES:                                                                        [_]
------------------------    -------------------------------------------------------------------------------------------
13                          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):      2.0%
------------------------    -------------------------------------------------------------------------------------------
14                          TYPE OF REPORTING PERSON:                              PN
------------------------    -------------------------------------------------------------------------------------------





                                       2

----------------------------------------------------                    ------------------------------------------------
CUSIP No. 22281N103                                         13D                  Page 3 of 17 Pages
----------------------------------------------------                    ------------------------------------------------

------------------------    --------------------------------------------------------------------------------------------
1                           NAME OF REPORTING PERSON                               GREENTREE PARTNERS, L.P.
                            S.S. OR I.R.S. IDENTIFICATION NO.                      13-3752875
                            OF ABOVE PERSON
------------------------    --------------------------------------------------------------------------------------------
2                           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                            (a)    [x]
                                                                                                         (b)    [_]
------------------------    --------------------------------------------------------------------------------------------
3                           SEC USE ONLY
------------------------    --------------------------------------------------------------------------------------------
4                           SOURCE OF FUNDS:                                                  WC, OO
------------------------    --------------------------------------------------------------------------------------------
5                           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e): [_]
------------------------    --------------------------------------------------------------------------------------------
6                           CITIZENSHIP OR PLACE OF ORGANIZATION:                                      Delaware
------------------------    --------------------------------------------------------------------------------------------
       NUMBER OF            7                   SOLE VOTING POWER:                                  100,000
        SHARES
                            ----------------    ------------------------------------------------------------------------
     BENEFICIALLY           8                   SHARED VOTING POWER:                                   0
       OWNED BY
                            ----------------    ------------------------------------------------------------------------
         EACH               9                   SOLE DISPOSITIVE POWER:                             100,000
       REPORTING
                            ----------------    ------------------------------------------------------------------------
      PERSON WITH           10                  SHARED DISPOSITIVE POWER:                              0
------------------------    --------------------------------------------------------------------------------------------
11                          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                            PERSON:                                                                100,000
------------------------    --------------------------------------------------------------------------------------------
12                          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                            CERTAIN SHARES:                                                                        [_]
------------------------    --------------------------------------------------------------------------------------------
13                          PERCENT OF CLASS REPRESENTED BY AMOUNT
                            IN ROW (11):                                                                          0.2%
------------------------    --------------------------------------------------------------------------------------------
14                          TYPE OF REPORTING PERSON:                              PN
------------------------    --------------------------------------------------------------------------------------------








                                       3

----------------------------------------------------                    --------------------------------------------------
CUSIP No. 22281N103                                         13D                  Page 4 of 17 Pages
----------------------------------------------------                    --------------------------------------------------

------------------------    ----------------------------------------------------------------------------------------------
1                           NAME OF REPORTING PERSON                               GREENBROOK VALLEY L.L.C.
                            S.S. OR I.R.S. IDENTIFICATION NO.
                            OF ABOVE PERSON
------------------------    ----------------------------------------------------------------------------------------------
2                           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                            (a)    [x]
                                                                                                         (b)    [_]
------------------------    ----------------------------------------------------------------------------------------------
3                           SEC USE ONLY
------------------------    ----------------------------------------------------------------------------------------------
4                           SOURCE OF FUNDS:                                                  WC, AF, OO
------------------------    ----------------------------------------------------------------------------------------------
5                           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e): [_]
------------------------    ----------------------------------------------------------------------------------------------
6                           CITIZENSHIP OR PLACE OF ORGANIZATION:                                      Delaware
------------------------    ----------------------------------------------------------------------------------------------
       NUMBER OF            7                   SOLE VOTING POWER:                                     0
        SHARES
                            ----------------    ------------------------------------------------------------------------
     BENEFICIALLY           8                   SHARED VOTING POWER:                               1,000,000
       OWNED BY
                            ----------------    ------------------------------------------------------------------------
         EACH               9                   SOLE DISPOSITIVE POWER:                                0
       REPORTING
                            ----------------    ------------------------------------------------------------------------
      PERSON WITH           10                  SHARED DISPOSITIVE POWER:                          1,000,000
------------------------    ----------------------------------------------------------------------------------------------
11                          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                            PERSON:                                                                1,000,000
------------------------    ----------------------------------------------------------------------------------------------
12                          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                            CERTAIN SHARES:                                                                        [_]
------------------------    ----------------------------------------------------------------------------------------------
13                          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):      2.0%
------------------------    ----------------------------------------------------------------------------------------------
14                          TYPE OF REPORTING PERSON:                              OO
------------------------    ----------------------------------------------------------------------------------------------









                                       4

----------------------------------------------------                    --------------------------------------------------
CUSIP No. 22281N103                                         13D                  Page 5 of 17 Pages
----------------------------------------------------                    --------------------------------------------------

------------------------    ----------------------------------------------------------------------------------------------
1                           NAME OF REPORTING PERSON                               GREENMINT L.L.C.
                            S.S. OR I.R.S. IDENTIFICATION NO.
                            OF ABOVE PERSON
------------------------    ----------------------------------------------------------------------------------------------
2                           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                            (a)    [x]
                                                                                                         (b)    [_]
------------------------    ----------------------------------------------------------------------------------------------
3                           SEC USE ONLY
------------------------    ----------------------------------------------------------------------------------------------
4                           SOURCE OF FUNDS:                                                  WC, AF, OO
------------------------    ----------------------------------------------------------------------------------------------
5                           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e): [_]
------------------------    ----------------------------------------------------------------------------------------------
6                           CITIZENSHIP OR PLACE OF ORGANIZATION:                                      Delaware
------------------------    ----------------------------------------------------------------------------------------------
       NUMBER OF            7                   SOLE VOTING POWER:                                     0
        SHARES
                            ----------------    ------------------------------------------------------------------------
     BENEFICIALLY           8                   SHARED VOTING POWER:                               1,000,000
       OWNED BY
                            ----------------    ------------------------------------------------------------------------
         EACH               9                   SOLE DISPOSITIVE POWER:                                0
       REPORTING
                            ----------------    ------------------------------------------------------------------------
      PERSON WITH           10                  SHARED DISPOSITIVE POWER:                          1,000,000
------------------------    ----------------------------------------------------------------------------------------------
11                          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                            PERSON:                                                                1,000,000
------------------------    ----------------------------------------------------------------------------------------------
12                          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                            CERTAIN SHARES:                                                                        [_]
------------------------    ----------------------------------------------------------------------------------------------
13                          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):      2.0%
------------------------    ----------------------------------------------------------------------------------------------
14                          TYPE OF REPORTING PERSON:                              OO
------------------------    ----------------------------------------------------------------------------------------------







                                       5

----------------------------------------------------                    --------------------------------------------------
CUSIP No. 22281N103                                         13D                  Page 6 of 17 Pages
----------------------------------------------------                    --------------------------------------------------

------------------------    ----------------------------------------------------------------------------------------------
1                           NAME OF REPORTING PERSON                               GREENHOUSE PARTNERS, L.P.
                            S.S. OR I.R.S. IDENTIFICATION NO.                      13-3793447
                            OF ABOVE PERSON
------------------------    ----------------------------------------------------------------------------------------------
2                           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                            (a)    [x]
                                                                                                         (b)    [_]
------------------------    ----------------------------------------------------------------------------------------------
3                           SEC USE ONLY
------------------------    ----------------------------------------------------------------------------------------------
4                           SOURCE OF FUNDS:                                                  WC, AF, OO
------------------------    ----------------------------------------------------------------------------------------------
5                           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e): [_]
------------------------    ----------------------------------------------------------------------------------------------
6                           CITIZENSHIP OR PLACE OF ORGANIZATION:                                      Delaware
------------------------    ----------------------------------------------------------------------------------------------
       NUMBER OF            7                   SOLE VOTING POWER:                                     0
        SHARES
                            ----------------    ------------------------------------------------------------------------
     BENEFICIALLY           8                   SHARED VOTING POWER:                               1,000,000
       OWNED BY
                            ----------------    ------------------------------------------------------------------------
         EACH               9                   SOLE DISPOSITIVE POWER:                                0
       REPORTING
                            ----------------    ------------------------------------------------------------------------
      PERSON WITH           10                  SHARED DISPOSITIVE POWER:                          1,000,000
------------------------    ----------------------------------------------------------------------------------------------
11                          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                            PERSON:                                                                1,000,000
------------------------    ----------------------------------------------------------------------------------------------
12                          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                            CERTAIN SHARES:                                                                        [_]
------------------------    ----------------------------------------------------------------------------------------------
13                          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):      2.0%
------------------------    ----------------------------------------------------------------------------------------------
14                          TYPE OF REPORTING PERSON:                              PN
------------------------    ----------------------------------------------------------------------------------------------








                                       6

----------------------------------------------------                    -----------------------------------------------
CUSIP No. 22281N103                                         13D                  Page 7 of 17 Pages
----------------------------------------------------                    -----------------------------------------------

------------------------    -------------------------------------------------------------------------------------------
1                           NAME OF REPORTING PERSON                               GREENHUT  L.L.C.
                            S.S. OR I.R.S. IDENTIFICATION NO.                      13-3793450
                            OF ABOVE PERSON
------------------------    -------------------------------------------------------------------------------------------
2                           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                            (a)    [x]
                                                                                                         (b)    [_]
------------------------    -------------------------------------------------------------------------------------------
3                           SEC USE ONLY
------------------------    -------------------------------------------------------------------------------------------
4                           SOURCE OF FUNDS:                                                  WC, AF, OO
------------------------    -------------------------------------------------------------------------------------------
5                           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):
                            [_]
------------------------    -------------------------------------------------------------------------------------------
6                           CITIZENSHIP OR PLACE OF ORGANIZATION:                                      Delaware
------------------------    -------------------------------------------------------------------------------------------
       NUMBER OF            7                   SOLE VOTING POWER:                                     0
        SHARES
                            ----------------    ------------------------------------------------------------------------
     BENEFICIALLY           8                   SHARED VOTING POWER:                                100,000
       OWNED BY
                            ----------------    ------------------------------------------------------------------------
         EACH               9                   SOLE DISPOSITIVE POWER:                                0
       REPORTING
                            ----------------    ------------------------------------------------------------------------
      PERSON WITH           10                  SHARED DISPOSITIVE POWER:                           100,000
------------------------    -------------------------------------------------------------------------------------------
11                          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                            PERSON:                                                                 100,000
------------------------    -------------------------------------------------------------------------------------------
12                          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                            CERTAIN SHARES:                                                                        [_]
------------------------    -------------------------------------------------------------------------------------------
13                          PERCENT OF CLASS REPRESENTED BY AMOUNT
                            IN ROW (11):                                                                          0.2%
------------------------    -------------------------------------------------------------------------------------------
14                          TYPE OF REPORTING PERSON:                              OO
------------------------    -------------------------------------------------------------------------------------------







                                       7

----------------------------------------------------                    -----------------------------------------------
CUSIP No. 22281N103                                         13D                  Page 8 of 17 Pages
----------------------------------------------------                    -----------------------------------------------

------------------------    --------------------------------------------------------------------------------------------
1                           NAME OF REPORTING PERSON                               GREENBELT CORP.
                            S.S. OR I.R.S. IDENTIFICATION NO.                      13-3791931
                            OF ABOVE PERSON
------------------------    --------------------------------------------------------------------------------------------
2                           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                            (a)    [x]
                                                                                                         (b)    [_]
------------------------    --------------------------------------------------------------------------------------------
3                           SEC USE ONLY
------------------------    --------------------------------------------------------------------------------------------
4                           SOURCE OF FUNDS:                                                  OO
------------------------    --------------------------------------------------------------------------------------------
5                           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e): [_]
------------------------    --------------------------------------------------------------------------------------------
6                           CITIZENSHIP OR PLACE OF ORGANIZATION:                                      Delaware
------------------------    --------------------------------------------------------------------------------------------
       NUMBER OF            7                   SOLE VOTING POWER:                                 275,000
        SHARES
                            ----------------    ------------------------------------------------------------------------
     BENEFICIALLY           8                   SHARED VOTING POWER:                                   0
       OWNED BY
                            ----------------    ------------------------------------------------------------------------
         EACH               9                   SOLE DISPOSITIVE POWER:                            275,000
       REPORTING
                            ----------------    ------------------------------------------------------------------------
      PERSON WITH           10                  SHARED DISPOSITIVE POWER:                              0
------------------------    --------------------------------------------------------------------------------------------
11                          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                            PERSON:                                                                275,000
------------------------    --------------------------------------------------------------------------------------------
12                          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                            CERTAIN SHARES:                                                                        [_]
------------------------    --------------------------------------------------------------------------------------------
13                          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):      0.6%
------------------------    --------------------------------------------------------------------------------------------
14                          TYPE OF REPORTING PERSON:                              CO
------------------------    --------------------------------------------------------------------------------------------







                                       8

----------------------------------------------------                    -----------------------------------------------
CUSIP No. 22281N103                                         13D                  Page 9 of 17 Pages
----------------------------------------------------                    -----------------------------------------------

------------------------    -------------------------------------------------------------------------------------------
1                           NAME OF REPORTING PERSON                               GREENSEA OFFSHORE, L.P.
                            S.S. OR I.R.S. IDENTIFICATION NO.
                            OF ABOVE PERSON
------------------------    -------------------------------------------------------------------------------------------
2                           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                            (a)    [x]
                                                                                                         (b)    [_]
------------------------    -------------------------------------------------------------------------------------------
3                           SEC USE ONLY
------------------------    -------------------------------------------------------------------------------------------
4                           SOURCE OF FUNDS:                                                  WC, OO
------------------------    -------------------------------------------------------------------------------------------
5                           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):
                            [_]
------------------------    -------------------------------------------------------------------------------------------
6                           CITIZENSHIP OR PLACE OF ORGANIZATION:                            Cayman Islands
------------------------    -------------------------------------------------------------------------------------------
       NUMBER OF            7                   SOLE VOTING POWER:                                  724,800
        SHARES
                            ----------------    ------------------------------------------------------------------------
     BENEFICIALLY           8                   SHARED VOTING POWER:                                   0
       OWNED BY
                            ----------------    ------------------------------------------------------------------------
         EACH               9                   SOLE DISPOSITIVE POWER:                             724,800
       REPORTING
                            ----------------    ------------------------------------------------------------------------
      PERSON WITH           10                  SHARED DISPOSITIVE POWER:                              0
------------------------    -------------------------------------------------------------------------------------------
11                          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                            PERSON:                                                                 724,800
------------------------    -------------------------------------------------------------------------------------------
12                          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                            CERTAIN SHARES:                                                                        [_]
------------------------    -------------------------------------------------------------------------------------------
13                          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):      1.5%
------------------------    -------------------------------------------------------------------------------------------
14                          TYPE OF REPORTING PERSON:                              PN
------------------------    -------------------------------------------------------------------------------------------









                                       9

----------------------------------------------------                    -----------------------------------------------
CUSIP No. 22281N103                                         13D                  Page 10 of 17 Pages
----------------------------------------------------                    -----------------------------------------------

------------------------    ----------------------------------------------------------------------------------------------
1                           NAME OF REPORTING PERSON                               GREENHUT OVERSEAS, L.L.C.
                            S.S. OR I.R.S. IDENTIFICATION NO.                      13-3868906
                            OF ABOVE PERSON
------------------------    ----------------------------------------------------------------------------------------------
2                           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                            (a)    [x]
                                                                                                         (b)    [_]
------------------------    ----------------------------------------------------------------------------------------------
3                           SEC USE ONLY
------------------------    ----------------------------------------------------------------------------------------------
4                           SOURCE OF FUNDS:                                                  WC, AF, OO
------------------------    ----------------------------------------------------------------------------------------------
5                           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e): [_]
------------------------    ----------------------------------------------------------------------------------------------
6                           CITIZENSHIP OR PLACE OF ORGANIZATION:                                      Delaware
------------------------    ----------------------------------------------------------------------------------------------
       NUMBER OF            7                   SOLE VOTING POWER:                                     0
        SHARES
                            ----------------    ------------------------------------------------------------------------
     BENEFICIALLY           8                   SHARED VOTING POWER:                                724,800
       OWNED BY
                            ----------------    ------------------------------------------------------------------------
         EACH               9                   SOLE DISPOSITIVE POWER:                                0
       REPORTING
                            ----------------    ------------------------------------------------------------------------
      PERSON WITH           10                  SHARED DISPOSITIVE POWER:                           724,800
------------------------    ----------------------------------------------------------------------------------------------
11                          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                            PERSON:                                                                 724,800
------------------------    ----------------------------------------------------------------------------------------------
12                          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                            CERTAIN SHARES:                                                                        [_]
------------------------    ----------------------------------------------------------------------------------------------
13                          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):       1.5%
------------------------    ----------------------------------------------------------------------------------------------
14                          TYPE OF REPORTING PERSON:                              OO
------------------------    ----------------------------------------------------------------------------------------------










                                       10

----------------------------------------------------                    -----------------------------------------------
CUSIP No. 22281N103                                         13D                  Page 11 of 17 Pages
----------------------------------------------------                    -----------------------------------------------

------------------------    -------------------------------------------------------------------------------------------
1                           NAME OF REPORTING PERSON                               ALFRED D. KINGSLEY
                            S.S. OR I.R.S. IDENTIFICATION NO.
                            OF ABOVE PERSON
------------------------    -------------------------------------------------------------------------------------------
2                           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                            (a)    [x]
                                                                                                         (b)    [_]
------------------------    -------------------------------------------------------------------------------------------
3                           SEC USE ONLY
------------------------    -------------------------------------------------------------------------------------------
4                           SOURCE OF FUNDS:                                                  PF, AF, OO
------------------------    -------------------------------------------------------------------------------------------
5                           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):
                            [_]
------------------------    -------------------------------------------------------------------------------------------
6                           CITIZENSHIP OR PLACE OF ORGANIZATION:                             United States
------------------------    -------------------------------------------------------------------------------------------
       NUMBER OF            7                   SOLE VOTING POWER:                                  380,000
        SHARES
                            ----------------    ------------------------------------------------------------------------
     BENEFICIALLY           8                   SHARED VOTING POWER:                               2,099,800
       OWNED BY
                            ----------------    ------------------------------------------------------------------------
         EACH               9                   SOLE DISPOSITIVE POWER:                             380,000
       REPORTING
                            ----------------    ------------------------------------------------------------------------
      PERSON WITH           10                  SHARED DISPOSITIVE POWER:                          2,099,800
------------------------    -------------------------------------------------------------------------------------------
11                          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                            PERSON:                                                                2,479,800
------------------------    -------------------------------------------------------------------------------------------
12                          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                            CERTAIN SHARES:                                                                        [_]
------------------------    -------------------------------------------------------------------------------------------
13                          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):     4.98%
------------------------    -------------------------------------------------------------------------------------------
14                          TYPE OF REPORTING PERSON:                              IN
------------------------    -------------------------------------------------------------------------------------------









                                       11

----------------------------------------------------                    -----------------------------------------------
CUSIP No. 22281N103                                         13D                  Page 12 of 17 Pages
----------------------------------------------------                    -----------------------------------------------

------------------------    -------------------------------------------------------------------------------------------
1                           NAME OF REPORTING PERSON                               GARY K. DUBERSTEIN
                            S.S. OR I.R.S. IDENTIFICATION NO.
                            OF ABOVE PERSON
------------------------    -------------------------------------------------------------------------------------------
2                           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                            (a)    [x]
                                                                                                         (b)    [_]
------------------------    -------------------------------------------------------------------------------------------
3                           SEC USE ONLY
------------------------    -------------------------------------------------------------------------------------------
4                           SOURCE OF FUNDS:                                                  PF, AF, OO
------------------------    -------------------------------------------------------------------------------------------
5                           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)
                            [_]
------------------------    -------------------------------------------------------------------------------------------
6                           CITIZENSHIP OR PLACE OF ORGANIZATION:                             United States
------------------------    -------------------------------------------------------------------------------------------
       NUMBER OF            7                   SOLE VOTING POWER:                                     0
        SHARES
                            ----------------    ------------------------------------------------------------------------
     BENEFICIALLY           8                   SHARED VOTING POWER:                               2,099,800
       OWNED BY
                            ----------------    ------------------------------------------------------------------------
         EACH               9                   SOLE DISPOSITIVE POWER:                                0
       REPORTING
                            ----------------    ------------------------------------------------------------------------
      PERSON WITH           10                  SHARED DISPOSITIVE POWER:                          2,099,800
------------------------    -------------------------------------------------------------------------------------------
11                          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                            PERSON:                                                                2,099,800
------------------------    -------------------------------------------------------------------------------------------
12                          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                            CERTAIN SHARES:                                                                        [_]
------------------------    -------------------------------------------------------------------------------------------
13                          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):     4.2%
------------------------    -------------------------------------------------------------------------------------------
14                          TYPE OF REPORTING PERSON:                              IN
------------------------    -------------------------------------------------------------------------------------------


ITEM 1. SECURITY AND ISSUER.

This Amendment No. 6 ("Amendment No. 6") amends the Statement on Schedule 13D, filed on October 18, 1999, as amended by Amendment No. 1 filed on May 26, 2000, Amendment No. 2 filed on March 13, 2001, Amendment No. 3 filed on March 5, 2002, Amendment No. 4 filed on April 18, 2002, and Amendment No. 5 filed on September 6, 2002 (the "Schedule 13D"), and is filed by and on behalf of Greenway Partners, L.P. ("Greenway"), Greentree Partners, L.P. ("Greentree"), Greenhouse Partners, L.P. ("Greenhouse"), Greenbrook Valley LLC ("Greenbrook"), Greenmint LLC ("Greenmint"), Greenhut, L.L.C. ("Greenhut"), Greenbelt Corp. ("Greenbelt"), Greensea Offshore, L.P. ("Greensea"), Greenhut Overseas, L.L.C. ("Greenhut Overseas"), Alfred D. Kingsley ("Kingsley") and Gary K. Duberstein ("Duberstein")(collectively, the "Reporting Persons"). Capitalized terms used herein and not defined herein have the meanings ascribed thereto in the Schedule 13D.

ITEM 2. IDENTITY AND BACKGROUND

Each of Greenbrook and Greenmint is a Delaware limited liability company whose principal business is being a general partner of Greenhouse. The present principal occupation of Mr. Kingsley is serving as senior managing director of Greenway, president of Greenbelt, and the sole member of Greenbrook. The present principal occupation of Mr. Duberstein is serving as managing director of Greenway, vice president, secretary and treasurer of Greenbelt, and the sole member of Greenmint. Mr. Kingsley and Mr. Duberstein are citizens of the United States. During the last five years none of the Reporting Persons has (i) been convicted in a criminal proceeding, or (ii) been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws. The business address of each of the Reporting Persons is 909 Third Avenue, 30th Floor, New York, NY 10022, other than Greensea whose address is P.O. Box 1561, Mary Street, Grand Cayman, Cayman Islands, British West Indies.

Except as set forth above, the information set forth in Item 2 of the Schedule 13D remains unchanged.

ITEM 5. INTEREST IN SECURITIES OF THE ISSUER

(a) As of the date of this Amendment No. 6, the Reporting Persons beneficially owned in the aggregate 2,479,800 Shares constituting 4.98% of the outstanding Shares (the percentage of Shares owned being based upon 49,827,651 Shares outstanding at November 1, 2002, as set forth in the Quarterly Report on Form 10-Q for the quarter ended September 30, 2002). The Reporting Persons may be deemed to have direct beneficial ownership of Shares as follows:


                                                              Approximate
                              Number of                      Percentage of
Name                           Shares                       Outstanding Shares
----                          ---------                     ------------------

Greenway                     1,000,000                             2.0%
Greentree                      100,000                             0.2%
Greenbelt                      275,000                             0.6%
Greensea                       724,800                             1.5%
Kingsley                       380,000                             0.8%


Greenhouse, as the general partner of Greenway, may be deemed to own beneficially (as that term is defined in Rule 13d-3 under the Securities Exchange Act of 1934) Shares that Greenway may be deemed to possess direct beneficial ownership. Greenbrook and Greenmint, as general partners of Greenhouse, may be deemed to own beneficially Shares that Greenhouse may be deemed to beneficially own. Each of Kingsley and Duberstein, as the sole member of Greenbrook and Greenmint, respectively, may be deemed to beneficially own , respectively, Shares which Greenbrook and Greenmint may be deemed to beneficially own. Each of Kingsley, Duberstein, Greenbrook and Greenmint disclaims beneficial ownership of such Shares for all other purposes.

Greenhut, as the general partner of Greentree, may be deemed to own beneficially (as that term is defined in Rule 13d-3 under the Securities Exchange Act of 1934) Shares which Greentree may be deemed to possess direct beneficial ownership. Each of Kingsley and Duberstein, as members of Greenhut, may be deemed to beneficially own Shares that Greenhut may be deemed to beneficially own. Each of Kingsley and Duberstein disclaims beneficial ownership of such Shares for all other purposes.

Greenhut Overseas, as the investment general partner of Greensea, may be deemed to own beneficially (as that term is defined in Rule 13d-3 under the Securities Exchange Act of 1934) Shares which Greensea may be deemed to possess direct beneficial ownership. Each of Kingsley and Duberstein, as members of Greenhut Overseas, may be deemed to beneficially own Shares that Greenhut Overseas may be deemed to beneficially own. Each of Kingsley and Duberstein disclaims beneficial ownership of such Shares for all other purposes.

Greenbelt has direct beneficial ownership of the Shares which it manages. Each of Kingsley and Duberstein, as executive officers and directors of Greenbelt, may be deemed to beneficially own Shares that Greenbelt beneficially owns. Each of Kingsley and Duberstein hereby disclaims beneficial ownership of such Shares for all other purposes.

(b) Greenway has the sole power to vote or direct the vote of 1,000,000 Shares and the sole power to dispose or to direct the disposition of such Shares. Greenhouse, Greenbrook, Greenmint, Kingsley and Duberstein may be deemed to share with Greenway the power to vote or to direct the vote and to dispose or to direct the disposition of such Shares.

Greentree has the sole power to vote or direct the vote of 100,000 Shares and the sole power to dispose or direct the disposition of such Shares. Greenhut and Kingsley and Duberstein may be deemed to share with Greentree the power to vote or to direct the vote and to dispose or to direct the disposition of such Shares.

Greensea has the sole power to vote or direct the vote of 724,800 Shares and the sole power to dispose or direct the disposition of such Shares. Greenhut Overseas and Kingsley and Duberstein may be deemed to share with Greensea the power to vote or to direct the vote and to dispose or to direct the disposition of such Shares.

Greenbelt has the sole power to vote or direct the vote of 275,000 Shares and the sole power to dispose or direct the disposition of such Shares. Kingsley and Duberstein may be deemed to share with Greenbelt the power to vote or to direct the vote and to dispose or to direct the disposition of such Shares.

Kingsley has the sole power to vote or direct the vote of 380,000 Shares and the sole power to dispose or direct the disposition of such Shares.

(c) Information concerning transactions in the Shares by the Reporting Persons since the most recent filing on Schedule 13D is set forth in Exhibit 7 attached hereto, which is incorporated herein by reference.

(d) No other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Shares, except the dividends from, or proceeds from the sale of Shares in each respective account managed by Greenbelt will be delivered into each such respective account. None of such individual managed accounts has an interest in more than five percent of the class of outstanding Shares.

(e) The Reporting Persons ceased to be the beneficial owner of more than five percent of the Shares on December 23, 2002, on which date they owned 4.98%.


ITEM 7. MATERIAL TO BE FILED AS EXHIBITS

The following Exhibit is filed herewith:

7. Information concerning transactions in the Shares effected by the Reporting Persons since the most recent filings on Schedule 13D.

8. Joint Filing Agreement dated December 23, 2002


            [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

                                   SIGNATURES


After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information contained in this Statement is true, complete and correct.

Dated: December 23, 2002


GREENHOUSE PARTNERS, L.P.                        GREENMINT LLC
By: Greenmint L.L.C.
    its general partner                          By: /s/Gary K. Duberstein
                                                     --------------------------
                                                     Gary K. Duberstein
By: /s/Gary K. Duberstein                            Member
    ----------------------------
    Gary K. Duberstein,
    Member                                       GREENBROOK VALLEY LLC

                                                 By: /s/Alfred D. Kingsley
                                                     --------------------------
GREENWAY PARTNERS, L.P.                              Alfred D. Kingsley
By: Greenhouse Partners, L.P.                        Member
    its general partner

By: Greenmint LLC, its general partner           GREENHUT, L.L.C.

By: /s/Gary K. Duberstein                        By: /s/Gary K. Duberstein
    ----------------------------                     --------------------------
    Gary K. Duberstein                               Gary K. Duberstein, Member
    Member

                                                 GREENHUT OVERSEAS, L.L.C.
GREENBELT CORP.
                                                 By: /s/Gary K. Duberstein
By: /s/Alfred D. Kingsley                            --------------------------
    ----------------------------                     Gary K. Duberstein, Member
    Alfred D. Kingsley,
    President

                                                 GREENTREE PARTNERS, L.P.
    /s/Alfred D. Kingsley
    ----------------------------
    Alfred D. Kingsley                           By: Greenhut, L.L.C.
                                                     its general partner

    /s/Gary K. Duberstein                        By: /s/Gary K. Duberstein
    ----------------------------                     --------------------------
    Gary K. Duberstein                               Gary K. Duberstein, Member


GREENSEA OFFSHORE, L.P.

By: Greenhut Overseas, L.L.C., its
    investment general partner

By: /s/Gary K. Duberstein
    ----------------------------
    Gary K. Duberstein, Member

                                  EXHIBIT INDEX



EXHIBIT NO.                                DESCRIPTION
-----------                                -----------

    7. Information concerning transactions in the Shares effected by the Reporting Persons since the most recent filing on
                    Schedule 13D.

    8.              Joint Filing Agreement dated December 23, 2002















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